Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this registration statement on Form N-1A of NETS Trust (File Nos. 333-147077 and 811-22140) (the “Registration Statement”) of our report dated March 13, 2008, relating to the financial statement of the portfolio comprising NETS™ FTSE SET 30 Index Fund (Thailand), and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are both part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Chicago, Illinois
March 13, 2008